Exhibit 99.1

Press Release

Triad Comments on Standard & Poor’s Revision of Triad’s Ratings

WINSTON-SALEM, N.C., November 21, 2007—Triad Guaranty Inc. (NASDAQ: TGIC) had the following comment in response to S&P’s decision to change the counterparty credit and financial strength rating for its subsidiary, Triad Guaranty Insurance Corporation, from ‘AA’ to ‘AA-’, and its counterparty credit rating on Triad Guaranty Inc., the holding company, from ‘A’ to ‘A-‘. The outlook is ‘Stable’.

Mark K. Tonnesen, President and CEO of Triad Guaranty Inc. said, "It is unfortunate that concerns regarding the mortgage and housing industries and their effect on near-term performance has prompted an S&P downgrade. We believe that the S&P comments regarding our capital strength and prospects for the future are particularly important in these uncertain times. Insuring mortgages is a cyclical business. Mortgage insurance is purchased in order for us to provide a first line of defense in times such as these. We are proud to provide that support now as the industry faces its current challenges.”

Triad Guaranty Inc.'s wholly owned subsidiaries, Triad Guaranty Insurance Corporation and Triad Guaranty Insurance Corporation Canada are mortgage insurers providing credit enhancement solutions to their lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the company's web site at www.triadguaranty.com

SOURCE:	Triad Guaranty Inc.

CONTACT:	Ken Jones, Senior Vice President and CFO, Triad Guaranty Insurance Corporation, 336-723-1282 ext. 1105 or kjones@tgic.com